Filed Pursuant to Rule 424(b)(2)
Registration File No. 333-40876

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT (To Prospectus Dated September 23, 2004)

$

Sunoco, Inc.

% Notes Due October 1, 2014

Interest on the notes is payable on April 1 and October 1 of each year, beginning on April 1, 2005. The notes will mature on October 1, 2014. We may redeem some or all of the notes prior to maturity. The redemption prices are discussed under the caption “Description of Notes—Optional Redemption.”

The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to Sunoco, Inc. (before expenses)%		$

Interest on the notes will accrue from September     , 2004 to date of delivery.

The underwriters expect to deliver the notes to purchasers in book-entry form only on or about September     , 2004.

Joint Book-Running Managers

Citigroup	Credit Suisse First Boston

JPMorgan

Banc of America Securities LLC

Barclays Capital

Lazard

Calyon Securities (USA)

KeyBanc Capital Markets

Mellon Financial Markets, LLC

PNC Capital Markets, Inc.

RBS Greenwich Capital

Scotia Capital

SunTrust Robinson Humphrey

UBS Investment Bank

September     , 2004

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

i

SUNOCO

As used in this prospectus supplement and the accompanying prospectus, except as the context otherwise requires, references to “us,” “we,” “our” and “Sunoco” mean Sunoco, Inc., together with its consolidated subsidiaries.

Our headquarters are at 1801 Market Street, Philadelphia, PA 19103-1699. Our telephone number is (215) 977-3000 and our Internet website address is www.SunocoInc.com.

We were incorporated in Pennsylvania in 1971. We, or our predecessors, have been active in the petroleum industry since 1886. We operate five business units and we are a leading manufacturer and marketer of petroleum and petrochemical products. With 890,000 barrels per day of refining capacity, over 4,800 retail sites selling gasoline and convenience items, over 4,500 miles of crude oil and refined product owned and operated pipelines and 37 product terminals, we are one of the largest independent refiner-marketers in the United States. We are a significant manufacturer of petrochemicals with sales of approximately five billion pounds annually, largely chemical intermediates used to make fibers, plastics, film and resins. We also manufacture two million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

RISK FACTORS

Before you invest in the notes, you should consider carefully the following risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, and the documents we have incorporated by reference. If any of the events described below actually were to occur, our business, financial condition, or results of operations could be affected materially and adversely. In that case, we may be unable to pay dividends to our shareholders, repurchase any of our securities, or pay interest on, or the principal of, any debt securities, the trading price of our securities could decline, and you could lose all or part of your investment.

Volatility in refined product and chemicals margins could affect our business and operating results in a materially adverse way.

Our profitability depends to a large extent upon the relationship between the price we pay for crude oil and other feedstocks, and the wholesale prices at which we sell our refined products and chemicals. The volatility of prices for crude oil and other feedstocks, refined products and chemicals, and the overall balance of supply and demand for these commodities, could have a significant impact on this relationship. Retail marketing margins also have been historically volatile, and vary with wholesale prices, the level of economic activity in the various marketing areas and as a result of various logistical factors. We may experience significant changes in our results of operations as a result of variations in the level of refined product imports into the United States, changes in product mix or competition in pricing.

In addition, our profit margins may decline as a direct result of unpredictable factors in the global marketplace, many of which are beyond our control, including:

Cyclical nature of the businesses in which we operate:    Refined product inventory levels and demand, crude oil price levels and availability and refinery utilization rates are all cyclical in nature. Historically, both the chemicals industry and the refining industry have experienced periods of inadequate capacity and tight supply, causing prices and profit margins to increase, and periods of excess capacity, resulting in oversupply and declining capacity utilization rates, prices and profit margins. The cyclical nature of these businesses results in volatile profits and cash flows over the business cycle.

Changes in energy and raw material costs:    We purchase large amounts of energy and raw materials for our businesses. The aggregate cost of these purchases represents a substantial portion of our cost of doing business. The prices of energy and raw materials generally follow price trends for crude oil and natural gas, which may be highly volatile and cyclical.

Geopolitical instability:    Instability in the global economic and political environment can lead to volatility in the costs and availability of energy and raw materials, and the prices for refined products and chemicals, which may place downward pressure on our results of operations. This is particularly true of developments in and relating to oil-producing countries, including terrorist activities, military conflicts, embargoes, internal instability or actions or reactions of the U.S. government in anticipation of, or in response to, such developments.

Changes in transportation costs:    Increases in crude oil or refined product transportation costs could have a significant adverse effect on our results of operations.

It is possible that any, or a combination, of these occurrences could have a material adverse effect on our business or results of operations.

Our inability to obtain adequate supplies of crude oil could affect our business and future operating results in a materially adverse way.

We meet all of our crude oil requirements through purchases from third parties. Virtually all of the crude oil processed at our refineries is light sweet crude oil. We believe that ample supplies of light sweet crude oil will continue to be available. However, it is possible that an adequate supply of crude oil or other feedstocks may not be available to our refineries to sustain our current level of refining operations. In addition, our inability to process significant quantities of less expensive heavy sour crude oil could be a competitive disadvantage.

We purchase crude oil from different regions throughout the world, including a significant portion from West Africa, particularly Nigeria, and we are subject to the political, geographic and economic risks of doing business with suppliers located in these regions, including:

•	trade barriers;

•	national and regional labor strikes;

•	political hostilities;

•	increases in duties and taxes; and

•	changes in laws and policies governing foreign companies.

Substantially all of these purchases are made in the spot market, or under short-term contracts. In the event that we are unable to obtain crude oil in the spot market, or one or more of our supply arrangements is terminated or cannot be renewed, we may not be able to find alternative sources of supply. If we cannot obtain adequate crude oil volumes of the type and quality we require, or if we are able to obtain such types and volumes only at unfavorable prices, our results of operations could be affected in a materially adverse way.

We are subject to numerous environmental laws and regulations that require substantial expenditures and affect the way we operate, which could affect our business, future operating results or financial position in a materially adverse way.

We are subject to extensive federal, state and local laws and regulations, including those relating to the protection of the environment, waste management, discharge of hazardous materials, and the characteristics and composition of refined products. Certain of these laws and regulations also require assessment or remediation efforts at many of our facilities and at formerly owned or third-party sites. Environmental laws and regulations may impose liability on us for the conduct of third parties, or for actions that complied with applicable requirements when taken, regardless of negligence or fault.

Environmental laws and regulations are subject to frequent change, and often become more stringent over time. Of particular significance to us are:

Methyl Tertiary Butyl Ether, or MTBE, remediation requirements:    We currently use, and have used, MTBE in our Northeast U.S. refining and marketing operations to meet the oxygenate requirement of reformulated gasoline. MTBE levels in groundwater are regulated by various government entities. In addition, various governmental authorities have banned or are considering a ban on, or phase-down of, the use of MTBE, and several states have initiated or proposed more stringent MTBE clean-up requirements. We have been required to engage in significant remediation activities at our marketing sites and we may be required to increase these activities in the future, as a result of lawsuits or government action. Increases in MTBE remediation threshold levels or adoption of even more stringent requirements by additional states would result in further cost increases to us.

Limitations on sulfur content of gasoline and on-road diesel fuels:    In December 1999, the U.S. Environmental Protection Agency, or EPA, adopted a rule under the Clean Air Act, phasing in limits on the sulfur content of gasoline beginning in 2004. In January 2001, the EPA adopted another rule limiting allowable sulfur content of on-road diesel fuel, beginning in 2006. We expect these rules to have a significant impact on us, primarily on capital and operating expenditures at our existing refineries. Most of our capital spending relating to these rules likely will occur in the 2004-2006 period, and we will incur higher operating costs as we continue to produce the low-sulfur fuels. We estimate that our total capital outlays to comply with the new gasoline and on-road diesel requirements will be approximately $500 million.

New Source Review enforcement initiatives:    The EPA has undertaken significant enforcement initiatives under the Clean Air Act, targeting industries with large manufacturing facilities that are significant sources of emissions, including the refining industry. The EPA has asserted that many of these facilities have modified or expanded their operations over time without complying with New Source Review regulations that require permits and new emission controls in connection with modifications or expansions that could increase emissions above certain thresholds. We have received Notices of Violation and Findings of Violation from the EPA relating to our Marcus Hook, Philadelphia and Toledo refineries. We are also subject to a consent decree relating to the EPA initiatives at our recently acquired Eagle Point refinery that was entered into by its prior owner. As a result of the EPA’s initiative, we may be required to make significant capital expenditures, incur higher operating costs, operate these refineries at reduced levels and/or pay significant fines and penalties.

National Ambient Air Quality Standards:    In July 1997, the EPA promulgated new, more stringent National Ambient Air Quality Standards for ozone and fine particles, resulting in identification of non-attainment areas throughout the country, including Texas, Pennsylvania, Ohio and West Virginia, where we operate facilities. When regulatory programs are established to implement the new standards, these programs could have an impact on us and our operations. However, this impact cannot reasonably be estimated until the EPA completes the non-attainment area designation process and promulgates regulations applicable to the new standards, and the states, as necessary, establish revised implementation plans pursuant to the new regulations.

Natural resource damages:    There is a trend among states and the federal government to seek compensation from companies like us for natural resource damages as an adjunct to remediation programs. In certain states, regulators have undertaken efforts to develop theories and programs that would result in substantially more liability for us for natural resource damage than has been assessed against us in the past. Because we are involved in a number of remediation sites, a substantial increase in natural resource damage claims could result in substantially increased costs to us.

We also are subject to liabilities resulting from our current and past operations, including legal and administrative proceedings related to product liability, leaks from pipelines and underground storage tanks, premises-liability claims, allegations of exposures of third parties to toxic substances and general environmental claims.

Compliance with current and future environmental laws and regulations likely will require us to make significant expenditures, increasing the overall cost of operating our businesses, including capital costs to construct, maintain and upgrade equipment and facilities. Our failure to comply with these laws and regulations could result in substantial fines or penalties against us or orders that could limit our operations and have a material adverse effect on our business or results of operations.

Product liability claims could adversely affect our business and results of operations.

Product liability is a significant commercial risk. Substantial damage awards have been made in certain jurisdictions against manufacturers and resellers, based upon claims for injuries caused by the use of various products.

Along with other refiners, manufacturers and sellers of gasoline, owners and operators of retail gasoline sites, and manufacturers of MTBE, we are a defendant in over 60 cases in 17 states involving the manufacture and use of MTBE in gasoline and MTBE contamination in groundwater. The plaintiffs, which include private well owners, water providers and certain governmental authorities, are seeking compensatory damages (and in some cases injunctive relief and punitive damages) for claims relating to the alleged manufacture and distribution of a defective product (MTBE-containing gasoline), and general allegations of groundwater contamination, nuisance, trespass, negligence, failure to warn, violation of environmental laws and deceptive business practices. Most of these cases have been removed to federal court by motion of the defendants and consolidated for pretrial purposes in the U.S. District Court for the Southern District of New York. To date, little information has been developed about the plaintiffs’ legal theories or the facts that would be relevant to an analysis of potential exposure. Accordingly, we have not been able to comprehensively evaluate, and consequently insure against, our exposure in these cases. There can be no assurance that these or other product liability claims against us would not have a material adverse effect on our business or results of operations.

A ban on the use of MTBE could affect our business and future operating results in a materially adverse way.

While federal action is uncertain, California, New York and Connecticut began enforcing state-imposed MTBE bans on January 1, 2004. We do not market our products in California, but are complying with the bans in New York and Connecticut. These bans have resulted in unique gasoline blends, which could have a significant impact on market conditions depending on the details of future regulations, the impact on gasoline supplies, the cost and availability of ethanol and alternate oxygenates if the minimum oxygenate requirements remain in effect, and our ability, and that of the industry in general, to recover their costs in the marketplace. A number of additional states are considering or have approved bans of MTBE, with legislative and administrative actions underway that could lead to additional MTBE bans by 2007. A ban on the use of MTBE throughout the United States, or on a state by state basis, could have a material adverse effect on our business or results of operations.

We face competition from many companies that have greater financial and other resources than we do.

We compete with domestic refiners and marketers in the northeastern United States and on the U.S. Gulf Coast, and with foreign refiners who import products into the United States. In addition, we compete with producers and marketers in other industries that supply alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual consumers. Certain of our competitors have larger and more complex refineries, and may be able to realize lower per barrel costs or higher margins per barrel of throughput. Several of our principal competitors are integrated national or international oil companies that are larger and have substantially greater resources than we do. Unlike these competitors, who have access to proprietary sources of controlled crude oil production, we obtain substantially all of our feedstocks from unaffiliated sources. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of crude oil and other feedstocks or intense price fluctuations.

We also face strong competition in the market for the sale of retail gasoline and merchandise, where our competitors include service stations operated by fully integrated major oil companies and other well-recognized national or regional retail outlets, often selling gasoline or merchandise at aggressively competitive prices.

Our chemicals business competes with local, regional, national and international companies, some of which have greater financial, research and development, production and other resources than we do. We also face similarly strong competition in the sale of base oil lubricant products.

The actions of our competitors could lead to lower prices, or reduced margins, for the products we sell which could have an adverse effect on our business or results of operations.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured, and from which we could suffer losses.

Our operations are subject to hazards and risks inherent in refining operations, chemical manufacturing and the transportation and storage of crude oil, refined products and chemicals. These risks include explosions, fires, spills, adverse weather, natural disasters, mechanical failures, security breaches at our facilities, labor disputes and maritime accidents, any of which could result in loss of equipment or life, business interruptions, environmental pollution, personal injury and damage to our property and that of others. Our refineries and chemical plants also may be potential targets for future terrorist attacks.

We maintain insurance against many, but not all, potential losses or liabilities arising from operating hazards in amounts that we believe to be prudent. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to terrorist acts and acts of war. If we were to suffer a significant loss or incur significant liability for which we were not adequately insured, it could have a material adverse effect on our financial position.

From time to time, our capital and other cash needs may exceed our internally generated cash flow, and our business could be materially and adversely affected if we are not able to obtain the necessary funds from financing activities.

We have substantial short-term and long-term cash needs. Our short-term cash needs are primarily to satisfy working capital requirements, including crude oil purchases which fluctuate with the pricing and sourcing of crude oil. Our long-term cash needs include capital expenditures for base infrastructure, environmental and other regulatory compliance, maintenance turnarounds at our refineries and income improvement projects.

From time to time, our short-term cash requirements may exceed our cash generation. During such periods, we may need to supplement our cash generation with proceeds from financing activities. We cannot assure you that we will be able to obtain the necessary funds from financing activities (or that such funds will be available on favorable terms) to satisfy our short-term cash requirements. Our failure to do so could have a material adverse effect on our business.

We have various credit agreements and other financing arrangements that impose certain restrictions on us and may limit our flexibility to undertake certain types of transactions. If we fail to comply with the terms and provisions of our debt instruments, the indebtedness under them may become immediately due and payable, which could have a material adverse effect on our financial position.

Several of our existing debt instruments and financing arrangements contain customary restrictive covenants that limit our financial flexibility and that of our subsidiaries. Our credit facility requires the maintenance of certain financial ratios, and satisfaction of certain financial condition tests, and, subject to certain exceptions, imposes restrictions on:

•	incurrence of additional indebtedness;

•	issuance of preferred stock by our subsidiaries;

•	incurrence of liens;

•	sale and leaseback transactions;

•	agreements by our subsidiaries which would limit their ability to pay dividends, make distributions, or repay loans or advances to us; and

•	fundamental changes, such as certain mergers and dispositions of assets.

Sunoco Logistics Partners L.P., the master limited partnership in which we hold a 62.6% interest, has a credit facility that contains similar covenants and also includes limitations on distributions to third-party partnership unit holders and to us. Increased borrowings by this subsidiary will raise the level of our total consolidated net indebtedness, and could restrict our ability to borrow money or otherwise incur additional debt. The indentures under which we and Sunoco Logistics Partners L.P. issued other debt also have covenants limiting the incurrence of liens and sale and leaseback transactions.

If we do not comply with the covenants and other terms and provisions of our credit facilities, we will be required to request a waiver under, or an amendment to, those facilities. If we cannot obtain such a waiver or amendment, or if we fail to comply with the covenants and other terms and provisions of our indentures, we would be in default under our debt instruments, which may cause the indebtedness under them to become immediately due and payable, which could have a material adverse effect on our financial position.

Our ability to meet our debt service obligations depends upon our future performance, which is subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. A portion of our cash flow from operations is needed to pay the principal of, and interest on, our indebtedness and is not available for other purposes. If we are unable to generate sufficient cash flow from operations, we may have to sell assets, refinance all or a portion of our indebtedness or obtain additional financing. We cannot assure you that we will be able to refinance our indebtedness, or that any such refinancing would be available on favorable terms.

As a holding company, we rely on distributions from our subsidiaries to fund our capital needs, make payments on our indebtedness, and pay dividends on our equity securities.

As a holding company, we derive substantially all of our income from, and hold substantially all of our assets through, our subsidiaries. As a result, we depend on distributions of funds from our subsidiaries to meet our capital needs and our payment obligations with respect to our indebtedness. Our operating subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due with respect to our indebtedness or to provide us with funds for our capital needs or our debt payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those restricting the legal sources of dividends, could limit our subsidiaries’ ability to make payments or other distributions to us, or our subsidiaries could agree to contractual restrictions on their ability to make distributions.

Our rights with respect to the assets of any subsidiary, and therefore the rights of our creditors with respect to those assets, are effectively subordinated to the claims of that subsidiary’s creditors. In addition, if we were a creditor of any subsidiary, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

If we cannot obtain funds from our subsidiaries as a result of restrictions under our debt instruments, applicable laws and regulations, or otherwise, we may not be able to meet our capital needs or pay interest or principal with respect to our indebtedness when due and we cannot assure you that we will be able to obtain the necessary funds from other sources, or on terms that will be acceptable to us.

We may need to use current cash flow to fund our pension and postretirement health care obligations, which could have a significant adverse effect on our financial position.

We have substantial benefit obligations in connection with our noncontributory defined benefit pension plans that provide retirement benefits for about one-half of our employees. With the exception of 2003, the poor performance of the equity markets since 2000 has contributed to a significant decline in the value of the investments in these pension plans. As a result, we were required to record a significant charge to the accumulated other comprehensive loss component of shareholders’ equity on our balance sheet at December 31, 2002. We have also made contributions to the plans each year since 2002 to improve their funded status and we expect to make additional contributions to the plans in the future as well. Future adverse changes in the equity markets, or decreases in interest rates, could result in additional significant charges to the accumulated other comprehensive loss component of shareholders’ equity and additional significant increases in future pension expense and funding requirements. We also have substantial benefit obligations in connection with our postretirement health care plans that provide health care benefits for substantially all of our retirees. These plans are unfunded and the costs are shared by us and our retirees. To the extent that we have to fund our pension and postretirement health care obligations with cash from operations, we may be at a disadvantage to some of our competitors who do not have the same level of obligations that we have.

We have not fully implemented a business continuity plan for our information systems, which could adversely affect business operations should a major disaster occur.

We are dependent upon functioning information systems to conduct our business. A system failure may result in an inability to process transactions or lead to a disruption of operations. Although we regularly backup our programs and data, and have a comprehensive business continuity plan, we do not have a hot site facility for the immediate recovery of all systems applications should a major disaster occur at one or more of our facilities. We have entered into a contract with a third party for the offsite management of certain data center operations. This transition is scheduled to be completed by early 2005. If certain data center operations were not available, our ability to conduct our businesses could be adversely impacted.

The financial performance of our coke business is dependent upon two customers in the steel industry whose failure to perform under their contracts with us could adversely affect our coke business.

Substantially all of our coke sales are currently made under long-term contracts with Ispat Inland Inc., or Ispat, and International Steel Group, or ISG. Both Ispat and ISG have credit ratings below investment grade. Competition from foreign steelmakers and an economic slowdown have had an adverse impact on the U.S. steel industry. As a result, in recent years, a number of steel companies have filed for bankruptcy protection and conducted restructuring efforts through consolidation and shutdown of inefficient assets. Neither Ispat nor ISG have given any indication that they will not perform under their contracts. However, in the event of their nonperformance, our results of operations and cash flows may be adversely affected.

A portion of our workforce is unionized, and we may face labor disruptions that could interfere with our operations.

Approximately 20% of our employees, including all hourly workers in our Marcus Hook, Philadelphia and Toledo refineries, are covered by almost 50 different collective bargaining agreements with various terms and dates of expiration. We cannot assure you that we will not experience a work stoppage in the future as a result of labor disagreements. A labor disturbance at any of our major facilities could have a material adverse effect on our operations.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after deducting underwriting compensation and estimated fees and expenses, are expected to be approximately $             million. We will use the net proceeds to purchase a portion of our 9 3/8% Sinking Fund Debentures due 2016 and to make funds available to our wholly owned subsidiary, Aristech Chemical Corporation, or Aristech, for it to purchase a portion of its 6 7/8% Notes due 2006, in each case to be acquired through the tender offer described below. Pending these uses, we may invest the net proceeds temporarily in cash and cash equivalents or short-term investments.

On September 15, 2004, we commenced a tender offer to purchase for cash any and all of our outstanding 9 3/8% Sinking Fund Debentures due 2016 and Aristech commenced a tender offer to purchase for cash any and all of its outstanding 6 7/8% Notes due 2006, in each case subject to the terms and conditions set forth in the offer to purchase dated September 15, 2004 (collectively, the “tender offer”). Prior to the tender offer, $200 million in aggregate principal amount of our Sinking Fund Debentures and $150 million in aggregate principal amount of Aristech’s Notes due 2006 were outstanding. The tender offer expired at 5:00 p.m., New York City time on September 22, 2004. The depositary, Global Bondholder Services Corporation, has informed us that an aggregate of approximately $144 million of our Sinking Fund Debentures and an aggregate of approximately $96 million of Aristech’s Notes due 2006 were tendered in the tender offer for a total principal amount of approximately $240 million. The total purchase price for the debt tendered, including accrued interest, is expected to be approximately $270 million. In addition to the net proceeds from the sale of the notes, we and Aristech intend to use working capital to fund these debt purchases.

DESCRIPTION OF NOTES

General

The following description of the terms of the     % Notes Due October 1, 2014 (the “notes”) offered hereby supplements and modifies the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus, to which reference is hereby made. The notes will be issued under the indenture dated as of June 30, 2000 between Sunoco and Citibank, N.A., as trustee (the “Senior Indenture”). The notes will mature on October 1, 2014. The notes will bear interest at the rate of     % per annum from September     , 2004 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on April 1 and October 1, of each year, commencing on April 1, 2005 to the persons in whose names the notes are registered at the close of business on March 15 or September 15, as the case may be, next preceding such interest payment date. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months. The notes will be issued only in registered form without coupons in denominations of $2,000 and integral multiples thereof. Principal and interest will be payable, and the notes will be transferable or exchangeable, at our office or agency maintained for such purposes in the Borough of Manhattan, The City of New York, provided that payment of interest on any notes may, at our option, be made by check mailed to the registered holders thereof.

Optional Redemption

The notes will be redeemable in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus      basis points, plus accrued interest on the principal amount being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day before such redemption date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not available or does not contain such prices on such business day, the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of Citigroup Global Markets Inc., Credit Suisse First Boston LLC or J.P. Morgan Securities Inc. ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Sunoco shall substitute therefore another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day before such redemption date.

“Remaining Scheduled Payments” means, the remaining scheduled payments of the principal of the notes to be redeemed and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Defeasance

The defeasance provisions of the Senior Indenture shall apply to the notes.

Additional Notes

The notes will initially be limited to $                 aggregate principal amount. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects so that such additional notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as such notes. No additional notes may be issued if an Event of Default has occurred with respect to the notes.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain United States federal income and estate tax considerations for beneficial owners of the notes that hold the notes as capital assets, and are “non-United States persons” under the Internal Revenue Code of 1986, as amended (the “Code”) and who acquired the notes upon original issuance at their initial offering price. Under the Code, a “non-United States person” means a person that is not any of the following:

•	a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that either (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based on current law that is subject to change (perhaps retroactively), is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income and estate tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income and estate tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of principal or interest on the notes provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	you either (1) provide your name and address on an Internal Revenue Service Form W-8BEN (or successor form), and certify, under penalties of perjury, that you are not a United States person, or (2) hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to certain non-United States holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (see “United States Federal Income Tax” below).

The 30% United States federal withholding tax will generally not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of your notes.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and United States Treasury regulations) and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments. For this purpose, interest on the notes will be included in earnings and profits.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless (1) that gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest on the notes to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the certification described above in the fifth bullet point under “United States Federal Withholding Tax.”

In addition, you will not be subject to information reporting or backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain United States-related financial intermediaries, provided that the payor receives the certification described above and does not have actual knowledge that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

PENNSYLVANIA TAXES

We are required to deduct from interest paid to individual owners of notes who are residents of Pennsylvania and to remit to Pennsylvania the Corporate Loans Tax, which is presently at the annual rate of four mills ($.004) per $1 principal amount of notes owned by such individuals, subject to adjustment if interest paid in any year represents more or less than interest for a full year. The Corporate Loans Tax also will be imposed on interest payments received by (1) Pennsylvania resident partnerships and (2) Pennsylvania resident corporations that receive such interest payments not for their own account, but rather as trustees, executors, administrators or guardians.

UNDERWRITING

Citigroup Global Markets Inc. and Credit Suisse First Boston LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the terms agreement dated the date of this prospectus supplement, incorporating the terms of an underwriting agreement, dated July 13, 2000, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Credit Suisse First Boston LLC
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Barclays Capital Inc.
Lazard Frères & Co. LLC
Calyon Securities (USA) Inc.
KeyBanc Capital Markets, a Division of McDonald Investments Inc.
Mellon Financial Markets, LLC
PNC Capital Markets, Inc.
Greenwich Capital Markets, Inc.
Scotia Capital (USA) Inc.
SunTrust Capital Markets, Inc.
UBS Securities LLC

Total	$

The terms agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed     % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Sunoco
Per note	%

In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $        .

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Citigroup, Credit Suisse First Boston and JPMorgan acted as dealer-managers in connection with the tender offer described under “Use of Proceeds”.

In addition, Lazard Frères & Co. LLC, or Lazard, has entered into an agreement with Mitsubishi Securities (USA), Inc., or Mitsubishi, pursuant to which Mitsubishi provides certain advisory and/or other services to Lazard, including in respect of this offering. In return for the provision of such services by Mitsubishi to Lazard, Lazard will pay to Mitsubishi a mutually agreed upon fee.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under “Resale Restrictions”.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL OPINIONS

Certain legal matters will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania and by Ann C. Mulé, Esq., Chief Governance Officer, Assistant General Counsel and Corporate Secretary of Sunoco, Inc. Certain other legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely upon the opinions of Ballard Spahr Andrews & Ingersoll, LLP and Ms. Mulé as to all matters of Pennsylvania law. Ms. Mulé participates in various of our employee benefit plans and, in connection with certain of such benefit plans, receives our common stock, options to purchase our common stock, and our common stock units.

PROSPECTUS

$1,500,000,000

SUNOCO, INC.

Debt Securities

Preference Stock

Common Stock

Warrants

SUNOCO CAPITAL I

SUNOCO CAPITAL II

Trust Preferred Securities

Sunoco, Inc. may offer and sell from time to time:

•	unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures;

•	shares of preference stock in one or more series, which may be converted into or exchanged for debt securities or common stock;

•	shares of common stock; or

•	warrants to purchase debt securities, preference stock, common stock or other securities.

Sunoco Capital I and Sunoco Capital II may offer and sell from time to time:

•	trust preferred securities.

The aggregate initial offering price of the securities that we will offer will not exceed $1,500,000,000. We will offer these securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest in these securities. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

These securities may be sold to underwriters, or directly to purchasers, agents, dealers or through brokers. The names of any other underwriters or of any dealers or agents will be identified in the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total offering amount of $1,500,000,000.

We provide information to you about the securities in two separate documents that progressively provide more specific detail:

•	this prospectus, which contains general information, some of which may not apply to your securities; and

•	an accompanying prospectus supplement, which describes the specific terms of your securities and may also add, update or change information contained in this prospectus.

If the terms of the securities offered vary between the accompanying prospectus supplement and this prospectus, you should rely on the information contained in the prospectus supplement.

You should read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” to learn more about us and the securities we are offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, that registers the securities to be offered subsequently by any prospectus supplement to this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available to the public over the Internet at the SEC’s web site at www.sec.gov or at our web site at www.SunocoInc.com. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have not included any separate financial information for our wholly owned trusts, Sunoco Capital I and Sunoco Capital II, which have no independent operations and for which we guarantee the fee obligations relating to the trust preferred securities. Although the trusts normally would be required to file information with the SEC on an ongoing basis, we expect that the SEC will exempt the trusts from this filing obligation for as long as we continue to file our financial information with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus or any prospectus supplement. The information incorporated by reference is considered to be part of this prospectus, and any applicable prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus and any prospectus supplement.

We are incorporating by reference the documents listed below. These reports contain important information about us, our financial condition and results of operations:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (filed March 5, 2004), including any amendment(s) or report(s) filed for the purpose of updating such filing;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 (filed May 7, 2004) and June 30, 2004 (filed August 5, 2004);

•	our Current Reports on Form 8-K filed January 28, 2004, July 2, 2004, September 21, 2004 and September 22, 2004; and

•	our Amendment to Current Report on Form 8-K/A filed March 26, 2004.

Until our offering is completed, any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished to the SEC under Item 2.02 or Item 7.01 of any Current Report on Form 8-K), also will be automatically incorporated by reference into this prospectus.

We make available free of charge through our Internet website, www.SunocoInc.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus or any prospectus supplement.

You may request a copy of any of the documents that we incorporate by reference in this prospectus, at no cost, by writing or telephoning us at the following address:

Sunoco, Inc.

Investor Relations

Ten Penn Center

1801 Market Street

Philadelphia, Pennsylvania 19103-1699

Telephone: (215) 977-6440

You should rely only on the information included or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

FORWARD-LOOKING INFORMATION

Statements and financial discussion and analysis contained in this prospectus and any accompanying prospectus supplement (including documents incorporated by reference) that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements discuss estimates, goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “budget,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “scheduled,” “should,” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

•	changes in refining, marketing and chemical margins;

•	variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation;

•	volatility in the marketplace which may affect supply and demand for our products;

•	changes in competition and competitive practices, including the impact of foreign imports;

•	age of, and changes in, the reliability and efficiency of our operating facilities or those of third parties;

•	changes in the level of operating expenses and hazards common to operating facilities (including equipment malfunction, explosions, fires, oil spills, and the effects of severe weather conditions);

•	changes in the expected level of environmental capital, operating or remediation expenditures;

•	delays related to construction of or work on facilities and the issuance of applicable permits;

•	changes in product specifications;

•	availability and pricing of oxygenates such as MTBE and ethanol;

•	phase-outs or restrictions on the use of MTBE;

•	political and economic conditions in the markets in which we operate, including the impact of potential terrorist acts and international hostilities;

•	military conflicts between, or internal instability in, one or more oil producing countries, governmental actions and other disruptions in the ability to obtain crude oil;

•	ability to identify acquisitions under favorable terms and integrate them into our existing businesses;

•	ability to enter into joint ventures and other similar arrangements with favorable terms;

•	changes in the availability and cost of debt and equity financing;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	changes in financial markets impacting pension expense and funding requirements;

•	risks related to labor relations and workplace safety;

•	nonperformance by major customers, suppliers, dealers, distributors or other business partners;

•	general economic, financial and business conditions which could affect our financial condition and results of operations;

•	changes in applicable statutes and government regulations or their interpretations, including those relating to the environment and global warming;

•	claims of our noncompliance with statutory and regulatory requirements; and

•	changes in the status of, or initiation of new, litigation to which we are a party or liability resulting from litigation or administrative proceedings, including natural resource damage claims.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Unpredictable or unknown factors not discussed herein could also have material adverse effects on us. All forward-looking statements included in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events.

ABOUT SUNOCO

Our headquarters are at 1801 Market Street, Philadelphia, PA 19103-1699. Our telephone number is (215) 977-3000 and our Internet website address is www.SunocoInc.com.

We were incorporated in Pennsylvania in 1971. We, or our predecessors, have been active in the petroleum industry since 1886. We are a leading manufacturer and marketer of petroleum and petrochemical products. With 890,000 barrels per day of refining capacity, over 4,800 retail sites selling gasoline and convenience items, over 4,500 miles of crude oil and refined product owned and operated pipelines and 37 product terminals, we are one of the largest independent refiner-marketers in the United States. We are a significant manufacturer of petrochemicals with sales of approximately five billion pounds annually, largely chemical intermediates used to make fibers, plastics, film and resins. We also manufacture two million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Our operations are organized into the following five business units:

•	Refining and Supply: Our Refining and Supply business consists of the manufacture of refined petroleum products, including gasoline, middle distillates (primarily jet fuel, heating oil and diesel fuel) and residual fuel oil and commodity petrochemicals at our Northeast Refining Complex (comprised of refineries in Philadelphia and Marcus Hook, PA and the Eagle Point refinery in Westville, NJ) and our MidContinent Refining Complex (comprised of refineries in Toledo, OH and Tulsa, OK). This business unit also engages in the sale of these products to our other business units and to wholesale and industrial customers.

•	Retail Marketing: Our Retail Marketing business consists of the retail sale of gasoline and middle distillates and the operation of convenience stores in 25 states, primarily on the East Coast and in the Midwest region of the United States. The highest concentration of outlets is located in Connecticut, Florida, Massachusetts, Michigan, New Jersey, New York, Ohio and Pennsylvania.

•	Chemicals: Our Chemicals business is comprised of the manufacturing, distribution and marketing of commodity and intermediate petrochemicals. The chemicals include polypropylene and aromatic derivatives (cumene, phenol, acetone and bisphenol-A) manufactured at 10 wholly owned facilities as well as polymer-grade propylene and polypropylene produced at joint-venture operations.

•	Logistics: Our Logistics business operates refined product and crude oil pipelines and terminals and markets crude oil primarily in the Northeast, Midwest and South Central regions of the United States. Our interests consist largely of a 62.6% ownership interest (including a 2% general partner interest) in Sunoco Logistics Partners L.P., a publicly traded master limited partnership.

•	Coke: Our Coke business consists of blast-furnace coke manufacturing at our facilities in East Chicago, IN and Vansant, VA and metallurgical coal production from mines in Virginia. The cokemaking facilities use a proprietary low-cost, heat-recovery cokemaking technology, which is environmentally superior to the chemical by-product recovery technology currently used by most other coke producers. An additional cokemaking facility is currently under construction in Haverhill, OH, which is expected to be operational in March 2005.

ABOUT SUNOCO CAPITAL I AND SUNOCO CAPITAL II

Sunoco Capital I and Sunoco Capital II are Delaware business trusts formed to raise capital for us by issuing preferred securities through this prospectus and one or more prospectus supplements and by investing the proceeds in subordinated debt securities issued by us.

We will directly or indirectly own all of the common securities of the trusts. The trusts’ common securities will rank equally with, and the trusts will make payments on their common securities in proportion to, their trust preferred securities. If an event of default occurs in respect of one of the trusts, however, our rights as holder of the common securities to payments by the trust will be subordinated to your rights as holder of the trust preferred securities. We will directly acquire common securities of the trusts in an aggregate liquidation amount equal to at least 3% of the total capital of each trust.

Each of the trusts shall have a perpetual existence unless dissolved and terminated in accordance with its declaration of trust. Each trust’s business and affairs will be conducted by the trustees we appoint. We, as sole owner of the common securities of the trusts, are entitled to appoint, remove or replace any of, or increase or decrease the number of, trustees for each of the trusts. The trustees’ duties and obligations are governed by the declarations of trust. We will ensure that a majority of the trusts’ trustees are persons who are our employees or officers or affiliates and that one trustee for each trust is a financial institution that will not be our affiliate and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one additional trustee for each trust will have its principal place of business or reside in the State of Delaware.

We will pay all of the trusts’ fees and expenses, including those relating to any offering of their trust preferred securities. In addition, we have guaranteed payments on the trust preferred securities to the extent the trusts cannot themselves make payments on those trust preferred securities.

The office of the Delaware trustee for each of the trusts is Deutsche Bank Trust Company Delaware, E.A. Delle Donne Corporate Center, Montgomery Building, 1011 Centre Road, Suite 200, Wilmington, DE 19805-1266. Each trust’s principal place of business is c/o Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, the net proceeds (after the payment of offering expenses and underwriting discounts and commissions) from the sale of securities offered from time to time using this prospectus will be used for our general corporate purposes, which may include:

•	paying or refinancing our indebtedness;

•	funding working capital, capital expenditures or acquisitions;

•	investing in or lending money to our subsidiaries; and

•	repurchasing or redeeming our securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following are the ratios of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	7.11	4.41	4.27	.63	4.75	5.71	2.26

We have computed the ratio of earnings to fixed charges using principally pretax earnings from continuing operations before deducting fixed charges. Fixed charges consist of interest cost and debt expense of continuing operations (including amounts capitalized), the proportionate share of interest cost and debt expense of 50%-owned affiliated companies that are not consolidated and one-third of rental expense relating to operating leases (which is that portion deemed to be interest). For the year ended December 31, 2002, earnings were inadequate to cover fixed charges by $59 million.

DESCRIPTION OF THE DEBT SECURITIES

The unsecured debt securities will either rank as senior debt or subordinated debt, and may be issued as convertible debt securities. The senior debt securities will be issued under an indenture dated as of June 30, 2000 between us and Citibank, N.A., as trustee. The subordinated debt securities will be issued under an indenture dated as of May 15, 1994 between us and Deutsche Bank (as successor to Bankers Trust Company), as trustee. In this prospectus, we may refer to the senior debt indenture and the subordinated debt indenture as the “indentures” and the senior debt trustee and the subordinated debt trustee as the “trustees.” The following description summarizes the terms and provisions of the indentures and debt securities, and is not complete. For more information, you should read the indentures, copies of which have been filed as exhibits to the registration statement which contains this prospectus. Further terms of the debt securities will be set forth in the prospectus supplement.

General

The debt securities will be our direct unsecured obligations. The indentures do not limit the aggregate principal amount of debt securities that may be issued. The debt securities may be issued from time to time in one or more series as authorized from time to time by our board of directors or by any of our authorized officers. The particular terms of the debt securities being offered by this prospectus and any changes or additions to the general terms of the debt securities will be described in the prospectus supplement relating to the debt securities. The prospectus supplement will include the following:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price of the debt securities;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates shall be determined;

•	the date or dates from which interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable, and, in the case of floating rate debt securities, the notice, if any, to holders regarding the determination of interest and the manner of giving such notice;

•	the place or places (other than the corporate trust office of the applicable trustee) where principal, premium or interest on the debt securities shall be payable, and the manner in which any such principal, premium or interest will be paid;

•	any mandatory or optional sinking fund or purchase fund or similar provisions;

•	the terms and conditions upon which, including when and at what price, the debt securities may be redeemed pursuant to any optional or mandatory redemption provisions;

•	any terms pursuant to which the debt securities may be convertible into equity or other securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the depositary or any common depositary for such global securities;

•	the terms and conditions, if any, upon which any global securities may be exchanged in whole or in part for definitive debt securities;

•	any index used to determine the amount of payment of principal or any premium or interest on the debt securities;

•	the application of any defeasance provisions to the debt securities;

•	whether the debt securities of a series are to be issued as original issue discount securities and the amount of discount at which they may be issued, and the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity upon an event of default (if different than the principal amount);

•	if other than U.S. dollars, the currency or currency units in which the debt securities shall be denominated or in which payment of principal, premium and interest on the debt securities may be made;

•	any applicable U.S. federal income tax considerations;

•	the date of any series of debt securities; and

•	any other relevant terms of the debt securities.

All of the debt securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series.

The indentures contain no provisions to afford you protection if there is a highly leveraged transaction or a change of control of Sunoco, except as may be described under “Consolidation, Merger and Sale” below.

Senior Debt Securities

Senior debt securities will rank equally with all of our other unsecured debt other than subordinated debt securities or other indebtedness which by its terms is subordinated to our senior debt securities.

Subordinated Debt Securities

Subordinated debt securities will be subordinate and junior in the right of payment to all of our present or future senior indebtedness. “Senior indebtedness” is:

•	indebtedness for borrowed money, including senior debt securities, and

•	renewals, extensions, and modifications of such borrowed money,

unless it is specifically provided that such borrowed money or renewal, extension or modification is not senior indebtedness. If we are offering subordinated debt securities, the accompanying prospectus supplement or the information incorporated therein by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of principal, premium and interest on our subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. By reason of such subordination, in the event of a distribution of assets upon insolvency, our general creditors may recover ratably more than holders of our subordinated debt securities. However, subordination shall not apply to money and securities held in trust to satisfy and discharge any subordinated debt securities by legal defeasance.

If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities by that trust, those subordinated debt securities subsequently may be distributed proportionately to the holders of the trust preferred securities in connection with the dissolution of the trust if certain events described in the prospectus supplement relating to those trust preferred securities occur. Only one series of subordinated debt securities will be issued to a trust in connection with the issuance of trust preferred securities by that trust.

If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities by that trust, for so long as the trust preferred securities remain outstanding we covenant:

•	to maintain 100% ownership of the common securities of the trust (but any permitted successor of ours under the indenture may succeed to our ownership of the common securities);

•	to use our reasonable efforts (a) to maintain the trust as a statutory business trust (except in connection with the distribution of subordinated debt securities to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or certain mergers, consolidations or amalgamations) and (b) to prevent the trust from being classified as an association taxable as a corporation or partnership for U.S. federal income tax purposes; and

•	to use our reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the subordinated debt securities.

Convertible Debt Securities

Debt securities issued under either of the indentures may provide for a right of conversion into equity securities. The terms and conditions governing any such conversion will be set forth in the prospectus supplement relating to the convertible debt securities, including:

•	the designation of the equity securities into which such debt securities are convertible;

•	the conversion price;

•	the conversion period;

•	whether conversion will be at our option or at the option of the holder of the convertible debt securities;

•	the events requiring an adjustment of the conversion price; and

•	the provisions affecting conversion in the event of the redemption of such debt securities.

Form, Exchange, Payment and Transfer

Unless otherwise specified in a prospectus supplement, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 (or multiples of $1,000). We will not impose a service charge for any transfer or exchange of the debt securities, but we or the trustee may require you to make a payment to cover any associated tax or other government charge.

If we issue debt securities in bearer form, we will describe in the applicable prospectus supplement the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Bearer debt securities will be transferable by delivery.

Unless otherwise provided in a prospectus supplement, we will pay principal, premium or interest, and you may surrender for payment or transfer the debt securities, at the offices of the trustee. Alternatively, we may pay interest by check mailed to you at your address as it appears in the security register. We will make payment on debt securities in bearer form at such non-U.S. paying agencies as we may choose.

Book-Entry

We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a global depositary, or its nominee, identified in the prospectus supplement. In this case, we will issue global securities in a denomination equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except by the global depositary to a nominee for that global depositary and except in the circumstances described in the prospectus supplement.

A prospectus supplement will provide the specific terms of the depositary arrangement concerning any portion of a series of debt securities to be represented by a global security and a description of a global depositary.

Certain Restrictive Covenants in the Senior Indenture

Limitations on Liens

Nothing in the senior indenture, the subordinated indenture or the debt securities in any way restricts or prevents us or any of our subsidiaries from incurring any indebtedness. However, the senior indenture provides that neither we nor any restricted domestic subsidiary will issue, assume or guarantee any mortgage upon any restricted property without effectively providing that the senior debt securities of all series, and any other indebtedness or obligation then existing or thereafter created ranking equally with the senior debt securities, shall be secured equally and ratably with or prior to such indebtedness. This restriction does not, however, apply to:

•	mortgages on property to secure all or part of the cost of exploration, drilling or development of such property or all or part of the cost of altering or repairing equipment used in connection therewith or the cost of improvement of property which, in the opinion of the board of directors, is substantially unimproved for the use intended by us or to secure indebtedness incurred to provide funds for any such purpose;

•	mortgages which secure only indebtedness owing by a subsidiary to us, or to one or more subsidiaries, or to us and one or more subsidiaries;

•	mortgages on the property of any corporation existing at the time such corporation becomes a subsidiary;

•	mortgages on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any State or any department, agency or instrumentality of either; and

•	any extension, renewal or replacement of any mortgage referred to in the foregoing clauses or, with respect to the debt securities of any series, of any mortgage existing on the date debt securities of such series are first issued.

Notwithstanding the foregoing, we and any restricted domestic subsidiary may, without securing any senior debt securities, issue, assume or guarantee indebtedness secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such indebtedness and the aggregate value of all sale and lease-back transactions described below, does not at the time such indebtedness is incurred exceed 5% of the consolidated shareholders’ equity set forth in the latest audited consolidated balance sheet contained in our most recent Annual Report on Form 10-K. The following types of transactions are not deemed to create indebtedness secured by mortgages:

•	the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment or overriding royalty; and

•	mortgages required by any contract or statute in order to permit us or any subsidiary to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to us or a subsidiary by such governmental unit pursuant to the provisions of any contract or statute.

The senior indenture contains no limitation on mortgages on property presently owned that is not restricted property or, with respect to any series of debt securities, property acquired or constructed after the date debt securities of such series are first issued.

Limitation on Sale and Lease-Back Transactions

The senior indenture provides that neither we nor any of our restricted domestic subsidiaries will enter into any arrangement with any person providing for the leasing of any restricted property which has been or is to be sold or transferred by us or any restricted domestic subsidiary to such person (or to any other person in respect of which funds have been or are to be advanced by such person) on the security of the leased property for a period of more than three years, unless either:

•	we or such restricted domestic subsidiary would be entitled under the senior indenture to incur indebtedness in a principal amount equal to or exceeding the value of such sale and leaseback transactions secured by a mortgage on the property to be leased without equally and ratably securing all series of the senior debt securities with respect to which such property is restricted property, or

•	during or immediately after the expiration of four months after the effective date of such transaction, we apply to the voluntary retirement of our funded debt an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the fair value in the opinion of the board of directors of the property at the time of such transaction.

The senior indenture contains no limitation on the sale and lease-back of any property presently owned which is not restricted property or, with respect to any series of debt securities, property acquired or constructed after the date of issuance of any series of debt securities.

Certain Definitions

The term “mortgage” means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money secured by a mortgage, lien, pledge or other encumbrance.

The term “restricted domestic subsidiary” means any subsidiary which owns restricted property, except “restricted domestic subsidiary” does not mean:

•	a subsidiary substantially all the real property, plants and equipment of which are located outside the continental United States,

•	a subsidiary the assets of which constitute less than 5% of our assets on a consolidated basis, and

•	a subsidiary the major part of the business of which consists of finance, banking, credit, leasing, real estate, financial services or similar operations, coal or coke operations, or any combination thereof.

The term “restricted property” means on the date any series of debt securities is issued:

•	any property interest owned by us or any subsidiary in land located in the continental United States and then classified as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities,

•	any refining plant or manufacturing plant owned by us or any subsidiary and located in the continental United States (except related facilities which in the opinion of the board of directors are transportation or marketing facilities, and a refining plant or manufacturing plant which in the opinion of the board of directors is not one of our or one of our subsidiary’s principal plants), and

•	any shares of capital stock, partnership interests or indebtedness of a restricted domestic subsidiary.

The term “subsidiary” means any corporation more than 50% of the outstanding voting stock of which is owned directly or indirectly by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Consolidation, Merger and Sale

Nothing contained in either indenture or any of the debt securities prevents our consolidation or merger with or into any other corporation or any sale or conveyance of all or substantially all of our property to any other corporation; provided that upon any such transaction, other than a consolidation or merger in which we are the continuing corporation, the payment of principal, premium and interest on all of the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by us, is expressly assumed by the corporation formed by such consolidation or into which we shall have been merged, or by the corporation which shall have acquired such property.

The senior indenture provides that if, as a result of any of the above transactions, any of our or our subsidiary’s property would become subject to any mortgage, lien or pledge which would not otherwise be permitted by the senior indenture without first ratably securing the outstanding debt securities of any series, we will secure such series equally and ratably.

Waiver of Compliance with Covenants

We may not comply with the covenants in the indentures (including any covenant not set forth in the indentures but specified in the prospectus supplement to be applicable to the debt securities of any series) if before the time for such compliance the holders of at least a majority in principal amount of outstanding debt securities of such series waive our compliance with such covenants. However, no such waiver may extend to or affect any term, provision or condition of the debt securities except to the extent expressly so waived, and, until such waiver becomes effective, our obligations and the duties of the applicable trustee in respect of any such covenant will remain in full force and effect.

Events of Default

The following are events of default under each indenture with respect to debt securities of any series issued thereunder:

•	a failure to pay principal or premium on any debt security of that series when due;

•	a failure to pay for 30 days any interest on any debt security of that series when due;

•	a failure to perform any other covenant 90 days after there has been given to us by the applicable trustee or to us and the applicable trustee by the holders of at least 25% in principal amount of the outstanding debt securities of such series, a written notice specifying such default or breach and requiring it to be remedied;

•	the acceleration of debt securities of another series or any other indebtedness for borrowed money in an aggregate principal amount greater than $10,000,000 if such acceleration is not annulled within 30 days after written notice of such acceleration;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of a series.

If an event of default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount outstanding of the debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul such acceleration.

Each indenture provides that, subject to the duty of the applicable trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder unless such holder shall have offered the trustee reasonable indemnity. Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Each indenture requires us to furnish to the applicable trustee annually a statement as to the performance by us of our obligations under each indenture and as to any default in such performance.

Modification and Waiver

Modifications and amendments of either indenture may be made by us and the applicable trustee with the consent of the holders of a majority in aggregate principal amount of outstanding debt securities of each series affected by such modifications or amendments; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of, or premium or interest, if any, on any debt security;

•	reduce the principal amount of or premium or interest, if any, on any debt security;

•	reduce the amount of principal of a discount debt security payable upon acceleration of its maturity;

•	change the currency of payment of principal of or premium or interest, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for modification or amendment of such indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults; or

•	limit our obligations to maintain a paying agency outside the United States pursuant to Section 12.03 of each indenture.

The holders of a majority in aggregate principal amount of outstanding debt securities of each series may, on behalf of all holders of that series, waive, insofar as that series is concerned, our compliance with certain restrictive covenants of the indentures. The holders of a majority in aggregate principal amount of outstanding debt securities of each series may, on behalf of all holders of that series, waive any past default under the indentures with respect to debt securities of that series, except:

•	a default in the payment of principal, premium or interest; or

•	in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Discharge, Legal Defeasance and Covenant Defeasance

Each indenture provides that, at our option, we shall:

•	be deemed to have been discharged from our obligations with respect to all debt securities of any series (except for our obligations to register the transfer or exchange of debt securities or replace lost or stolen debt securities); or

•	cease to be under any obligation to comply with the restrictive covenants of the indentures (including those described in this prospectus)

if, in each case,

•	we shall have deposited in trust with the applicable trustee, specifically pledged as security for the benefit of, and dedicated solely to, the holders of the debt securities of such series money, or U.S. government obligations that through the payment of interest and principal will provide money, sufficient (in the opinion of a nationally recognized firm of independent auditors expressed in a written certification delivered to the applicable trustee) to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the outstanding debt securities of such series on the dates such installments of interest or principal and premium are due;

•	such deposit will not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound;

•	if the debt securities of such series are then listed on any national securities exchange, we shall have delivered to the applicable trustee an opinion of counsel or a letter or other document from such exchange to the effect our exercise of our defeasance option would not cause such debt securities to be delisted;

•	no event of default or event (including such deposit) which, with the giving of notice or lapse of time, or both, would become an event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit; and

•	we shall have delivered to the applicable trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance.

Pennsylvania Taxes

We are required to deduct from interest paid to individual owners of debt securities who are residents of Pennsylvania and to remit to Pennsylvania the Corporate Loans Tax, which is presently at the annual rate of four mills ($.004) per $1 principal amount of debt securities owned by such individuals, subject to adjustment if interest paid in any year represents more or less than interest for a full year. The Corporate Loans Tax also will be imposed on interest payments received by (1) Pennsylvania resident partnerships, and (2) Pennsylvania resident corporations that receive such interest payments not for their own account, but rather as trustees, executors, administrators or guardians.

Regarding the Trustees

Citibank, N.A., trustee under the senior indenture also is trustee under an indenture covering certain other of our securities. We maintain deposit accounts and conduct other banking transactions with Citibank, including borrowing in the ordinary course of business. Citibank is a participating lender in a revolving credit agreement with us. Deutsche Bank, trustee under the subordinated indenture also is trustee under an indenture covering certain of our other securities.

DESCRIPTION OF THE EQUITY SECURITIES

Our authorized stock consists of:

•	200,000,000 shares of common stock, $1 par value, of which 75,333,770 shares were outstanding on June 30, 2004; and

•	15,000,000 shares of cumulative preference stock without par value, none of which are outstanding on the date of this prospectus.

Preference Stock

Our board of directors is authorized without further stockholder action to provide for the issuance of preference stock in one or more series and to determine the designations, preferences, dividend rates, liquidation rights, voting rights, conversion rights, redemption rights, sinking funds, stated value and such other provisions as may be determined by the board of directors in accordance with Pennsylvania law. However, each share of any convertible preference stock may not be converted into more than one share of common stock or entitle the holder thereof to more than one vote.

The prospectus supplement will describe the designations, preferences, dividend rates, liquidation rights, voting rights, conversion rights, redemption rights and such other provisions determined by our board of directors to apply to the preference stock.

The following description summarizes certain general terms and provisions of the preference stock, is not complete and is qualified in its entirety by reference to all of the provisions of our Articles of Incorporation. A copy of our Articles of Incorporation is filed as an exhibit to the registration statement which contains this prospectus.

Ranking

All shares of the same series of preference stock shall be identical in all respects, except that each share of a series issued at different times may differ as to the dates from which dividends on such shares shall be cumulative. All series of preference stock shall rank equally with and be identical in all respects to each other series, unless otherwise determined by our board of directors.

Our preference stock shall rank as to dividends and upon liquidation, dissolution or winding up prior to our common stock and prior to our other capital stock, except for capital stock which by its terms ranks prior to or equal with our preference stock and which shall be authorized by a vote of the holders of at least two-thirds of our then outstanding preference stock.

Dividend Rights

Before any dividends shall be declared and set apart for payment or paid on any class of our stock ranking junior to our preference stock, holders of our preference stock shall be entitled to receive cash dividends payable quarterly and at the annual rate fixed in the resolution adopted by our board of directors providing for the issue of that preference stock. Dividends paid on each series of our preference stock shall be cumulative from the date we issue such series. We shall not declare or pay or set apart for payment dividends on any series of our preference stock unless we shall have declared and paid or set apart for payment like dividends on all shares of each other series of our outstanding preference stock. Accruals of dividends on our preference stock shall not bear interest.

Redemption

We may redeem all or any part of any series of our preference stock at the times and redemption prices set forth in the resolutions adopted by our board of directors providing for the issue of that series. In the event of a partial redemption, the shares to be redeemed may be selected by lot or by such other equitable method as our board of directors in its discretion may determine.

Unless we default in making payment of the redemption price plus accrued and unpaid dividends, upon redemption, the redeemed preference shares shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no interest in or claim against us except the right to receive the redemption price plus accrued and unpaid dividends. Conversion rights, if any, of preference shares called for redemption shall terminate at the close of business on the business day prior to the redemption date.

We shall not declare or set apart for payment or pay any dividends or make any distribution on or redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire, any other class of our stock ranking junior to our preference stock as to dividends or upon liquidation, if at such time we would be in default with respect to any dividend payable on, or any obligation to purchase, shares of any series of preference stock. However, we may under such circumstances redeem, purchase, or otherwise acquire shares of stock of any such junior class in exchange for, or out of the proceeds from the sale of, other shares of stock of any junior class.

Voting Rights

Except as described below, or as may be required by law, the holders of our preference stock shall have no voting rights. If we shall fail to pay or declare and set apart for payment dividends on our preference stock in an aggregate amount equal to six full quarterly dividends on all shares of preference stock then outstanding, the number of our directors shall be increased by two at the first annual meeting of our shareholders held thereafter. At such meeting and at each subsequent annual meeting until dividends payable for all past quarterly dividend periods on all outstanding shares of preference stock shall have been paid, or declared and set apart for payment, in full, the holders of shares of our preference stock shall have the exclusive and special voting right, voting as a class without regard to series, to elect two additional members of our board of directors to hold office for a term of one year. Upon the payment or declaration and setting apart for payment in full of all dividends that we have previously failed to pay or declare and set apart for payment, the term of each additional director so elected shall terminate and the voting rights of the holders of shares of our preference stock shall cease.

We shall not, without the affirmative vote of the holders of at least two-thirds of our preference stock outstanding, voting as a class without regard to series:

•	create any class of stock ranking prior to or on a parity with our preference stock as to dividends or upon liquidation or increase the authorized number of shares of any such previously authorized class of stock;

•	alter or change any of the terms and provisions of our preference stock to adversely affect the preferences, special rights or powers given to such preference stock; or

•	increase the number of shares of our preference stock which we are authorized to issue.

Liquidation

Upon our voluntary or involuntary liquidation, dissolution or winding up, our preference stock shall be preferred as to our assets over our common stock and any other class of stock ranking junior to our preference stock. Holders of shares of our preference stock shall be entitled to be paid or to have set apart for payment, before any distribution is made to holders of our common stock and any other class of stock ranking junior to our preference stock, the amount set forth in the resolutions providing for the issue of that preference stock plus an amount equal to all dividends accrued and unpaid up to and including the date fixed for such payment.

If upon our liquidation, dissolution or winding up, our net assets shall be insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of our preference stock are entitled, our entire remaining net assets shall be distributed among the holders of our preference stock in amounts proportionate to the full preferential amounts to which they are respectively entitled.

Common Stock

Holders of our common stock are entitled to one vote per share on any matter submitted to our stockholders and do not have cumulative voting rights. Our common stock is not redeemable or convertible and the holders of our common stock do not have any preemptive right to purchase our securities. Upon our dissolution, holders of our common stock are entitled to receive ratably all of our assets, if any, which remain legally available for distribution to them after distribution to the holders of our preference stock. Subject to the prior dividend rights of holders of our preference stock, holders of our common stock from time to time are entitled to receive dividends as and when declared by our board of directors out of legally available funds.

Under our Articles of Incorporation, a business combination or other specified transaction entered into with a holder of more than 10% of our voting stock (a “Related Person”) must either:

•	be approved by a vote of the holders of not less than 75% of our outstanding voting stock held by stockholders other than the Related Person;

•	be approved by two-thirds of the members of our board of directors not affiliated with the Related Person; or

•	satisfy certain minimum price criteria and procedural requirements with respect to our remaining stockholders.

Shareholder Rights Plan

In February 1996, our board of directors adopted a shareholder rights plan and declared a dividend of one right for, and to be attached to, each outstanding share of common stock. The rights plan, as amended July 3, 1997, February 3, 2000, July 6, 2001, September 6, 2001 and July 3, 2003, provides that as long as the rights are attached to shares of common stock, as provided in the rights agreement referred to below, one additional right will be issued and delivered with each share of common stock that becomes outstanding after February 12, 1996. Each right entitles the holder to purchase one one-hundredth of a share of preferred stock designated as the Series B Participating Cumulative Preference Stock. The rights will expire on February 12, 2006 unless redeemed earlier, and will not be exercisable or transferable separately from the shares of common stock until the close of business on the distribution date, which will occur on the earlier of:

•	the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, or

•	the close of business on the tenth business day after the date of the commencement of a tender or exchange offer that would cause any person or group to become a 15% shareholder.

Pursuant to the rights plan, 1,743,019 shares of Series B preference stock were designated and reserved for issuance upon exercise of the rights. Our board of directors may increase or decrease the number of shares of the Series B preference stock that have been reserved for issuance, provided that no decrease reduces the number of those shares to a number less than the number of shares of Series B preference stock then outstanding plus the number of shares of Series B preference stock issuable in connection with an issuance of additional common stock, whether issued directly, or upon exercise or conversion of outstanding rights, options or other securities issued by us.

The existence of the rights may, under certain circumstances, cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempts to acquire us.

A complete description of the rights and the Series B preference stock is set forth in the amended Rights Agreement included as an exhibit to the registration statement which contains this prospectus.

DESCRIPTION OF THE WARRANTS

The following description summarizes certain general terms and provisions of the warrants, is not complete and is qualified in its entirety by reference to the warrant agreement under which the warrants are issued. A copy of a warrant agreement is filed as an exhibit to the registration statement which contains this prospectus.

We may issue warrants as separate securities or together with any of our debt or equity securities. Unless otherwise specified in a prospectus supplement, the warrants will be immediately exercisable upon issuance and may be traded separately from any series of debt or equity securities with which they are issued. The prospectus supplement will set forth the specific terms of any warrants offered thereby, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations, and other terms of the series of debt securities purchasable upon exercise of warrants and the price at which such debt securities may be purchased upon such exercise;

•	the designation, number of shares, stated value and terms (including liquidation, dividend, conversion and voting rights) of the series of preference stock purchasable upon exercise of warrants and the price at which such number of shares of preference stock may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon exercise of warrants and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the date on which the right to exercise warrants shall commence and the date upon which such right shall expire;

•	any United States federal income tax consequences applicable to the warrants; and

•	any other relevant terms of the warrants.

The exercise price of each warrant will be subject to adjustment upon the occurrence of certain events as set forth in each prospectus supplement. Prior to the exercise of any warrants, holders of warrants will not have any of the rights of holders of the debt or equity securities purchasable upon their exercise. Warrants will become void if by their expiration date they have not been exercised.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

General

Each trust may issue trust preferred securities, which will have the terms (including with regard to distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions) as are described in each declaration of trust or made part of the declaration by the Trust Indenture Act. These terms will mirror the terms of our subordinated debt securities held by the trusts and described in the applicable prospectus supplement. You should read the prospectus supplement relating to the trust preferred securities for specific terms, including:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate (or method of determining that rate) for trust preferred securities and the date or dates upon which distributions will be payable (except that distributions on the trust preferred securities will be payable on a periodic basis to holders of the trust preferred securities as of a record date in each period during which they are outstanding);

•	whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities that have cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•	the amount or amounts that will be paid out of the assets of the trusts to the holders of trust preferred securities upon voluntary or involuntary dissolution of the trusts;

•	the obligation, if any, of the trusts to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities will be purchased or redeemed, in whole or in part pursuant to that obligation;

•	the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of trust;

•	the terms and conditions, if any, upon which our subordinated debt securities may be distributed to holders of trust preferred securities;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities consistent with the declaration of trust or with applicable law.

We will guarantee all trust preferred securities offered by this prospectus to the extent set forth under “Description of the Trust Preferred Securities Guarantees,” beginning below on page 20. You should review carefully any prospectus supplement relating to the trust preferred securities for a description of certain United States federal income tax considerations applicable to that offering of the trust preferred securities.

In connection with the issuance of trust preferred securities, each trust will issue to us a series of common securities that have the terms, including with regard to distributions, redemption, voting, liquidation rights or other restrictions, that are described in the declaration. The terms of the common securities issued to us by either trust will be substantially identical to the terms of the trust preferred securities issued to you by that trust. The common securities will rank equally, and payments will be made on them proportionately, with the trust preferred securities, except that, upon an event of default under the declaration, our rights to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to your rights as holders of the trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of either trust. We will directly or indirectly own all of the common securities of each trust.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default under the declaration of trust occurs, the holders of trust preferred securities would necessarily rely on the enforcement by the trustee against us of the trust’s rights as holder of our subordinated debt securities. In addition, the holders of a majority in liquidation amount of trust preferred securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or direct the exercise of any power conferred on the trustee under the declaration, including the right to direct the trustee to exercise the remedies available to it as holder of our subordinated debt securities. If the trustee does not enforce its rights under the subordinated debt securities, a holder of trust preferred securities may, to the fullest extent permitted by law, institute a legal proceeding directly against us to enforce the trustee’s rights under the subordinated debt securities without first instituting any legal proceeding against the trustee or any other person or entity.

Notwithstanding the above, if an event of default under the declaration occurs and is attributable to our failure to pay to the trust interest or principal due on our subordinated debt securities, then a holder of trust preferred securities may directly institute a proceeding against us to enforce our payment on the subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by that holder. In connection with any such action, we will be subrogated to the rights of the holder of trust preferred securities under the declaration of trust to the extent of any payment we make to that holder.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Set forth below is a summary of information concerning the trust preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Deutsche Bank will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act. The terms of each guarantee will be set forth in the guarantee and made part of the guarantee by the Trust Indenture Act.

Because the following is only a summary of the guarantee, it does not contain all of the information that you may find useful. For more information, you should read the form of guarantee, which is filed as an exhibit to the registration statement which contains this prospectus. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

Pursuant to each guarantee, we will irrevocably and unconditionally agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments (described below) (except to the extent paid by that trust), as and when due, regardless of any defense, right of set-off or counterclaim which that trust may have or assert. The following payments with respect to trust preferred securities issued by a trust to the extent not paid by that trust are called guarantee payments, and will be subject to the guarantee (without duplication):

•	any accrued and unpaid distributions that must be paid on the trust preferred securities, to the extent the trust has funds available;

•	the redemption price, including all accrued and unpaid distributions, to the extent the trust has funds available, with respect to any trust preferred securities called for redemption by that trust; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of trust preferred securities in full upon the maturity or redemption of the subordinated debt securities), the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available, and

•	the amount of assets of the trust that remain available for distribution to holders of the trust preferred securities in liquidation of the trust.

The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued. We may satisfy our obligation to make a guarantee payment by directly paying the holders of trust preferred securities or by causing the applicable trust to pay the holders.

Each guarantee will not apply to any payment of distributions except to the extent the trust has funds available. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not be able to pay distributions on the trust preferred securities issued by it. The guarantee, when taken together with our obligations under the subordinated debt securities, the indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust’s securities), will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees on the trust preferred securities, except that upon an event of default under the indenture, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants

In each guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there is an event of default under that guarantee or the declaration of that trust, then

•	we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock other than

•	purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans, dividend re-investment plans, or direct access plans or the satisfaction by us of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock,

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

•	dividends or distributions in options, warrants, or rights to subscribe for or purchase our common stock, or

•	any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of shares under any such plan in the future, or the redemption or repurchase of any rights pursuant thereto, or make any guarantee payments with respect to the above, and

•	we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank equally with or junior to such subordinated debt securities.

Modification of the Trust Preferred Securities Guarantees; Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), each guarantee may be amended only with the prior approval of the guarantor, the guarantee trustee and the holders of at least a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. The manner of obtaining the approval of holders of trust preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

Each guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of the trust;

•	upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities; or

•	upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the guarantee.

Events of Default

An event of default under a guarantee will occur if we fail to perform any of our payment or other obligations under it.

The holders of a majority in liquidation amount of the trust preferred securities relating to the guarantee may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred on that trustee under those trust preferred securities. If that trustee fails to enforce the guarantee, any holder of trust preferred securities relating to that guarantee may institute a legal proceeding directly against us to enforce its rights under the guarantee, without first instituting a legal proceeding against the relevant trust, that trustee or any other person or entity.

Notwithstanding the above, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the guarantee for that payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

The guarantee trustee, before the occurrence of a default with respect to a guarantee, will perform only the duties specifically set forth in the guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to the above, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Status of the Trust Preferred Securities Guarantees

The guarantees will constitute unsecured obligations of ours and will rank:

•	subordinate and junior in right of payment to all other liabilities;

•	equally with the most senior preferred or preference stock now or later issued by us and with any guarantee now or later entered into by us in respect of any preferred or preference stock of any affiliate of ours; and

•	senior to our common stock.

The terms of the trust preferred securities provide that each holder of trust preferred securities issued by an applicable trust agrees to the subordination provisions and other related terms of the guarantee.

Each guarantee will be a guarantee of payment and not of collection. That is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Trust Preferred Securities Guarantee Trustee

We and certain of our affiliates maintain banking relationships with the guarantee trustee.

Governing Law

The guarantees will be governed by and construed in accordance with the laws of New York State.

PLAN OF DISTRIBUTION

We or each of the trusts may sell the securities offered by this prospectus:

•	to or through underwriters or dealers;

•	directly to one or more institutional purchasers; or

•	through agents.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.

If underwriters are used in any sale of the securities, those securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase any securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell the securities directly or through agents designated by us. Any agent involved in the offering and sale of the securities, and any commissions payable by us to any agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutional investors to which such offers may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions as may be approved by us. The obligations of any purchasers under any such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject. The underwriters will not have any responsibility with respect to the validity of such arrangements or our performance or the performance of any institutional investors thereunder.

The underwriters and agents who participate in the distribution of these securities may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act. These underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL OPINIONS

The validity of the securities offered by this prospectus (other than the trust preferred securities) will be passed upon for us by Michael S. Kuritzkes, Esq., Senior Vice President and General Counsel, or Ann C. Mulé, Esq., Chief Governance Officer, Assistant General Counsel and Corporate Secretary. The validity of the trust preferred securities offered by this prospectus will be passed upon for the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the trusts and us. Certain legal matters will be passed upon for any underwriters, dealers or agents by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely upon the opinion of Mr. Kuritzkes or Ms. Mulé, as the case may be, as to all matters of Pennsylvania law. Mr. Kuritzkes and Ms. Mulé participate in various of our employee benefit plans and, in connection with certain of such benefit plans, receive our common stock, options to purchase our common stock, and our common stock units.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Until our offering is completed, we also incorporate by reference into this prospectus any future financial statements and schedules in subsequent SEC filings we make under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, in reliance on the reports made by the firm acting as our independent registered public accounting firm, relating to these financial statements and schedules, and given on the particular firm’s authority as experts in accounting and auditing, but only to the extent that such firm has audited those financial statements and schedules, and consented to the use of their reports.